Exhibit 21.1
WESTERN ALLIANCE BANCORPORATION
LIST OF SUBSIDIARIES
(As of December 31, 2016)

Name	Doing Business As	Jurisdiction of Incorporation or Organization
Western Alliance Bank
Alliance Bank of Arizona
Bridge Bank
First Independent Bank
Bank of Nevada
Torrey Pines Bank
Alliance Association Bank
Western Alliance Corporate Finance
Western Alliance Public Finance
Western Alliance Resort Finance
Western Alliance Warehouse Lending
Arizona
Las Vegas Sunset Properties	Not applicable	Nevada
BankWest Nevada Capital Trust II	Not applicable	Delaware
Intermountain First Statutory Trust I	Not applicable	Connecticut
First Independent Statutory Trust I	Not applicable	Delaware
WAL Trust No. 1	Not applicable	Delaware
WAL Statutory Trust No. 2	Not applicable	Connecticut
WAL Statutory Trust No. 3	Not applicable	Connecticut
Bridge Capital Holdings Trust I	Not applicable	Delaware
Bridge Capital Holdings Trust II	Not applicable	Delaware